UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 15, 2009
MARINER ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32747	86-0460233
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 954-5500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
Borrowing Base Affirmation. On September 17, 2009, Mariner Energy, Inc. (“Mariner”) was notified that the lenders under its secured revolving $1 billion credit facility affirmed the existing $800 million borrowing base, its amount since June 2009, and that the next borrowing base redetermination is scheduled for February 2010.
10b5-1 Plan. Effective September 15, 2009, an executive officer of Mariner adopted a prearranged plan with a brokerage firm to periodically sell some shares of Mariner’s common stock that he owns. The plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and facilitates the officer’s personal long-term investment strategy for asset diversification and liquidity.
The officer, the total number of shares of Mariner common stock he owns (including shares issuable upon exercise of presently exercisable stock options), and the number of shares of Mariner common stock covered by his 10b5-1 plan are:

Name and Title	Total Shares Owned 09/15/09	Shares covered by 10b5-1 Plan

Richard Molohon,	106,428	17,100
Vice President—Reservoir
Engineering
Under the plan, the brokerage firm may sell the covered shares subject to certain price limitations during specified times periods until September 15, 2010. The officer currently must report any sales under his plan on Form 4 filings with the Securities and Exchange Commission.
Rule 10b5-1 permits executives and other insiders to adopt a written stock sales plan at times when they do not possess material, non-public information, and to sell stock under the plan on a periodic basis and in a non-discretionary manner, regardless whether they possess material, non-public information at the time sales occur.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MARINER ENERGY, INC.
Date: September 18, 2009	By:	/s/ John H. Karnes
John H. Karnes,
Senior Vice President and Chief Financial Officer

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